Exhibit.23m(3) Bank Shareholder Service Agreement


                          Dominion Capital Corporation

                       Bank Shareholder Service Agreement


     We desire to enter into an Agreement with Dominion Capital Corporation (the "Distributor"), for the servicing of our agency clients who are shareholders of, and the administration of such shareholder accounts in the shares ("Shares") of Dominion Funds, Inc. (the "Company"), Dominion Insight Growth Fund Series (the "Fund"). Subject to the Distributor's acceptance of this Agreement, the terms and conditions of this Agreement shall be as follows:

     1. We shall provide shareholder and administration services for holders of the Shares who are also our clients. Such services to our clients may include, without limitation, some or all of the following: answering shareholder inquiries regarding the Shares and the Company; performing sub-accounting; establishing and maintaining shareholder accounts and records; processing and bunching customer purchase and redemption transactions; providing periodic statements showing a shareholder's account balance and the integration of such statements with those of other transactions and balances in the shareholder's account balance and the integration of such statements with those of other transactions and balances in the shareholder's other accounts serviced by use; forwarding applicable Company prospectuses, proxy statements, reports and notices to our clients who are holders of Shares; and such other administrative services as you reasonably may request, to the extent we are permitted by applicable statute, rule or regulation to provide such services.

     2. Shares purchased by us as agents for our clients will be registered (choose one)(in our name or in the name of our nominee) (in the names of our client). The client will be the beneficial owner of the Shares purchased and held by us in accordance with the client's instructions and the client may exercise all applicable rights of a holder of such Shares. We agree to transmit to the Company's transfer agent, in a timely manner, all purchase orders and redemption requests of our clients and to forward to each client any proxy statements, periodic shareholder reports and other communications received from the Company by us on behalf of our clients. The Distributor agrees to pay all reasonable out-of-pocket expense actually incurred by us in connection with the transfer by us of such proxy statements and reports to our clients. We agree to transfer record ownership of a client's Shares to the client promptly upon the request of a client. In addition, record ownership will be promptly transferred to the client in the event that the person or entity ceases to be our client.

     3. Within five (5) business days of placing a purchase order we agree to send (i) a cashiers check to the Distributor, or (ii) a wire transfer to the Company's transfer agent, in an amount equal to the amount of all purchase orders placed by us on behalf of our clients and accepted by the Company.

     4. We agree to make available to the Company, upon the Company's request, such information relating to our clients who are beneficial owners of Shares and their transactions in such Shares as may be required by applicable laws and regulations or as may be reasonably requested by the Company. The names of our customers shall remain our sole property and shall not be used by the Company for any purpose except as needed for servicing and information mailings in the normal course of business to holders of the Shares.

     5. We shall provide such facilities and personnel (which may be all or any part of the facilities currently used in our business, or all or any personnel employed by us) as may be necessary or beneficial in carrying out the purposes of this Agreement.

     6. Except as may be provided in a separate written agreement between Dominion Capital Corporation and us, neither we nor any of our employees or agents are authorized to assist in distribution of any of the Company's Shares except those contained in the then current applicable Company Prospectus applicable to the Shares; and we shall have no authority to act as agent for the Company. Neither the Company, Dominion Advisors, Inc. nor Dominion Capital Corporation will be a party, nor will they be represented as a party, to any agreement that we may enter into with our clients and neither the Company nor they shall participate, directly or indirectly, in any compensation that we may receive from our clients in connection with our acting on their behalf with the Company.

     7. In consideration of the service and facilities described herein, we shall receive from the Company an annual service fee, payable semi-annually, in an amount equal to twenty-five one-hundredths of one percent (0.25%) of the aggregate average net asset value of the Shares owned beneficially by our clients during each payment period; provided, however, that no payment shall be made if the amount due to us is less than $100. We understand that this Agreement and the payment of such service fees has been authorized and approved by the Board of Directors of the Company.

     8. The Company reserves the right, at its discretion and without notice, to suspend the sale of any Shares or withdraw the sale of Shares.

     9. This Agreement may be terminated at any time by the Company on not less than 15 day's written notice to us at our principal place of business. We, on 15 days' written notice addressed to the Company at its principal place of business, may terminate this Agreement. The Company may also terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. The Company's failure to terminate for any cause shall not constitute a waiver of the Company's right to terminate automatically in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended.

     10. All communications to the Company shall be sent to it at 14860 Montfort Drive, Suite 150, Dallas, Texas 75240. Any notice to us shall be duly given if mailed or telegraphed to us at the address shown on this Agreement.

     11. This Agreement shall become effective as of the date when it is executed and dated below by the Distributor. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Texas.

Date:___________________           ________________________________________
                                   Name                               Title



                                   ________________________________________
                                   Firm Name



                                   ________________________________________
                                   Address


                                   ________________________________________
                                   City               State             Zip
ACCEPTED:

Dominion Capital Corporation


____________________________
Name

____________________________
Title

____________________________
Date